UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) July 7, 2005

LINCOLN BANCORP
(Exact name of registrant as specified in its charter)

INDIANA	000-25219	35-2055553
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1121 East Main Street, Plainfield, Indiana		46168-0510
(Address of principal executive offices)		(Zip Code)

(317) 839-6539
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06  Material Impairments.

In connection with the ongoing preparation and review of Lincoln Bancorp’s financial statements for the quarter ended June 30, 2005, Lincoln Bancorp (the “Company”) has determined it needs to add $1,304,000 to its allowance for loan losses for the second quarter of 2005 as the result of an impaired credit, resulting in an after-tax earnings charge of approximately $787,000.

As previously disclosed by the Company, on April 25, 2005, the Company’s bank subsidiary, Lincoln Bank (the “Bank”) was informed that an electrical contractor (the “Borrower”) in Indianapolis, Indiana had filed for liquidation under Chapter 7 of the bankruptcy statutes. Bank management has initially estimated potential losses with regard to the Borrower as described further below; however, it is too early in the bankruptcy process to determine the Bank’s final loss position.

The Borrower and a related company have four commercial loans with the Bank totaling $2,179,000. The Borrower has a line of credit with a balance of $1,837,000 that is secured primarily by accounts receivable. This collateral has the largest risk of loss and it is difficult to measure ultimate collectibility. Based on information available as of this date, the Bank anticipates collecting approximately 10% of these accounts receivable which would result in an estimated loss of $1,637,000. An SBA loan to the Borrower secured by equipment and working assets with a principal balance of $159,000 appears to have no exposure at this time. A term loan to the Borrower with a balance of $30,000 is secured by service vehicles and no loss is anticipated at this time on that loan. Another SBA loan to a related company of the Borrower and secured by commercial real estate in Indianapolis totals $153,000, and no loss is anticipated at this time on that loan.

The Bank’s management had previously allocated $333,000 to the allowance for loan losses with respect to these loans. Because of the Borrower’s decision to file for protection under the bankruptcy laws, and also as a result of the Bank’s due diligence and examination of recently available information about the collateral for these loans, the Bank now considers it necessary and prudent to provide an additional $1,304,000 provision in the allowance for loan losses for this credit. The difficulty in assessing the collectibility of the accounts receivable collateral on the largest loan to the Borrower creates the greatest risk of loss with respect to the loans to the Borrower. The Bank intends to pursue several possible courses of action to mitigate the ultimate losses on these loans. However, it is currently too early to determine if any of these actions will be successful.

To date the Bank has not incurred any material out-of-pocket expenditures (including legal and accounting fees) in connection with the resolution of the loans described above. The actual amount of such expenditures in the future could vary, depending on the length of time and number of hours of professional assistance required to finally resolve the loans, the nature of the proceedings in which the loans are resolved, and other factors not susceptible to precise estimation.

Further information regarding the charge to earnings from the potential loan loss, along with a discussion of other charges to earnings, is set forth in a press release issued on July 7, 2005, a copy of which is attached hereto as Exhibit 99.1 and incorporated herein by this reference.

Item 8.01  Other Events.

On July 7, 2005, the Company issued a press release announcing that it has taken certain charges against income for its second quarter ending June 30, 2005, in addition to the charges described in Item 2.06 of this Current Report of Form 8-K.

At the end of June, 2005, the Bank prepaid $33,900,000 of long-term high-rate Federal Home Loan Bank of Indianapolis advances with a weighted average cost of 5.40%. As a result of this early extinguishment of debt, the Bank incurred prepayment fees and adjustments totaling $1,622,000. The Bank funded this prepayment of debt by selling $37,500,000 of its available-for-sale investment portfolio that yielded an average weighted rate of 3.00%. The sales resulted in a loss of approximately $497,000. This restructuring of the balance sheet resulted in an after-tax charge to earnings of $1,302,000, and reduced total assets of the Bank by approximately $35,000,000. The Company anticipates, however, that this strategic restructuring will increase net interest income and improve operating costs and ratios in the future.

Also, the Company announced that it will recognize contract costs in the second quarter of 2005 relating to the retirement of the Company’s Chief Executive Officer and another senior officer. As previously announced by the Company, T. Tim Unger, who retired as President and Chief Executive Officer of the Company and the Bank, and who will continue to serve on the Board of Directors until the next annual meeting of shareholders scheduled for April 2006, is entitled to compensation and benefits through the end of 2005. Former Senior Vice President Rebecca J. Morgan, who left the Bank effective June 1, 2005, is entitled to compensation and benefits through January 15, 2006. This recognition of contract costs in connection with Mr. Unger and Ms. Morgan will reduce net income for the second quarter by $150,000.

As a result of the impairment charges described in Item 2.06, and the charges described in this Item 8.01, the Company has incurred $2,239,000 of after-tax charges in the second quarter of 2005.

Further information regarding the charges against income taken by the Company for the quarter ended June 30, 2005, is set forth in a press release issued on July 7, 2005, a copy of which is attached hereto as Exhibit 99.1 and incorporated herein by this reference.

Item 9.01  Financial Statements and Exhibits.

(c) Exhibits

99.1	Press Release, dated July 7, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Date: July 11, 2005	LINCOLN BANCORP
By: /s/ John M. Baer --------------------------------------------------- John M. Baer, Secretary and Treasurer

EXHIBIT INDEX

Exhibit Number	Exhibit Description

99.1	Press Release, dated July 7, 2005